Exhibit 99.1

N E W S R E L E A S E

(For Immediate Release)

Timothy P. Flynn Joins UnitedHealth Group Board of Directors

MINNEAPOLIS, MN (January 17, 2017) - UnitedHealth Group (NYSE: UNH) announced today that Timothy P. Flynn has joined the company’s Board of Directors.
Stephen J. Hemsley, chief executive officer of UnitedHealth Group, said, "UnitedHealth Group will benefit from Tim Flynn’s 37 years of experience leading and working with diverse global businesses in regulated environments, along with his keen insights and expertise in finance and business strategy.”
Flynn served as chairman of KPMG International from 2007 until his retirement in October 2011. KPMG is a global network of professional firms, with 189,000 people providing Audit, Tax and Advisory services in 152 countries. In this role, he led the global executive team responsible for the management and operations, and chaired the global board responsible for the strategy, oversight and governance of the global network. During his 32-year career with KPMG, Flynn held a number of senior leadership positions, including serving as chairman from 2005 to 2010 and chief executive officer from 2005 to 2008 of KPMG LLP, the U.S. and largest member firm of KPMG International.
Flynn is a member of the board of directors of JPMorgan Chase & Co., Wal-Mart Stores, Alcoa and a member of the board of trustees of the University of St. Thomas, St. Paul, Minn. He has previously served as a member of the board of directors of the Chubb Corporation from 2013 until its acquisition by ACE Limited in January 2016. Flynn also served as a trustee of the Financial Accounting Standards Board, a member of the World Economic Forum’s International Business Council, and was a founding member of The Prince of Wales’ International Integrated Reporting Committee.
About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and helping make the health system work better for everyone. UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com or follow @UnitedHealthGrp on Twitter.

Media:	Tyler Mason
424-333-6122
tyler.mason@uhg.com

Investor	John S. Penshorn	Brett Manderfeld
Contacts:	952-936-7214	952-936-7216

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